Exhibit 10.31

EXECUTION VERSION

MAINTENANCE SERVICES AGREEMENT

This MAINTENANCE SERVICES AGREEMENT, dated as of July 16, 2013 (the “Effective Date”), is entered into by and between Vivint Solar Provider, LLC, a Delaware limited liability company (“Provider”), and Vivint Solar Mia Project Company, LLC, a Delaware limited liability company (the “Company,” and together with Provider, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, the Company desires to engage Provider to provide certain maintenance services on the terms and subject to the conditions as more fully described in this Agreement, and Provider is willing to provide such services on those terms and conditions;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms used in this Agreement have the following meanings:

“Accounting Fee” is defined in Section 2.1(d).

“Accounting Services” means the services listed in Part 1 of Exhibit A.

“Administrative Services” means the services listed in Part 2 of Exhibit A.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified; provided, however, that Provider and Developer, on the one hand, and the Company, on the other hand, shall not be considered Affiliates for purposes of this Agreement.

“Agreement” means this Maintenance Services Agreement, together with all schedules and exhibits hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Laws” means all applicable laws of any Governmental Authority, including, without limitation, laws relating to consumer leasing and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.

“Business Day” means any day other than Saturday, Sunday and any other day on which banks in New York are authorized to be closed.

“Company” is defined in the preamble of this Agreement.

“Company Indemnitee” is defined in Section 4.2.

“Company Permits” is defined in Section 2.7(c).

“Control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of such Person’s management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Covered Projects” is defined in Section 2.1(a).

“Customer Agreement” means, in respect of each Covered Project, the “Customer Agreement” as defined in the EPC Agreement with respect to such Covered Project.

“Default Rate” means, for any day, the sum of (a) ten percent (10%) per annum plus (b) the prime rate published in The Wall Street Journal for such day or, if The Wall Street Journal ceases to publish for any reason such rate of interest, the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day.

“Effective Date” is defined in the preamble of this Agreement.

“Emergency Services” is defined in Section 2.2.

“EPC Agreement” means that certain Development, EPC and Purchase Agreement, by and between Vivint Solar Developer, LLC, Sponsor and the Company, dated as of the date hereof, as may be amended, restated, supplemented or otherwise modified from time to time.

“Force Majeure Event” means any act or event that prevents the Party claiming to be affected by the Force Majeure Event from performing its obligations in accordance with this Agreement, if such act or event is beyond the reasonable control, and not the result of the fault or negligence, of the Party claiming to be affected by the Force Majeure Event, and such Party had been unable to overcome such act or event with the exercise of due diligence (including the expenditure of reasonable sums). “Force Majeure Event” shall include action by a Governmental Authority (provided, that such action has been resisted in good faith by all reasonable legal means); the failure to act on the part of any Governmental

Authority (provided, that such action has been timely requested and diligently pursued); national or regional third party labor disputes, civil strike, work stoppage, slow-down or lock-out; flood, earthquake, fire, lightning or wind; epidemic, war, terrorism, riot, economic sanction or embargo; civil disturbance; act of god; unavailability of electricity from the utility grid, equipment, supplies or products; failure of equipment not utilized by or under the control of the Party claiming to be affected by the Force Majeure Event; or any “Force Majeure Event” under and as defined in any Customer Agreement.

“Government Incentive” means a payment, including, without limitation, a payment in respect of any performance-based incentive or rebates, by a utility, electric distribution company or federal, state or local Governmental Authority or quasi-governmental agency, and any extension of the program (including by converting the program into a refundable tax credit or tax refund program), in each case as an inducement to a utility customer, solar company or installer to install or use solar equipment, except that neither (a) Tax Credits and depreciation deductions for U.S. federal income tax purposes nor (b) any credits or payments available under any Host Customer’s utility’s “net metering” program for energy generated by the applicable Project that are reserved to such Host Customer under the applicable Customer Agreement shall be considered Government Incentives.

“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority having jurisdiction or effective control over Provider, the Company, their respective Affiliates or any Project.

“Host Customer” means a residential customer under a Customer Agreement for a Covered Project.

“Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage, obligation, payment, cost, Tax, penalty or expense (including, without limitation, the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) for personal injury or property damage.

“Indemnifying Party” is defined in Section 4.3.

“Indemnitee” is defined in Section 4.3.

“Initial Term” is defined in Section 3.1.

“Insolvent” means (a) a Party has filed a voluntary petition in bankruptcy or has been adjudicated as bankrupt or insolvent, or has filed any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or has sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) calendar days after entry of such order, judgment or decree); (b) a court of competent jurisdiction has entered an order, judgment or decree approving a petition filed against a Party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such Party has acquiesced and such decree has remained unvacated and unstayed for a total of sixty (60) calendar days (whether or not consecutive) from the date of entry thereof, or a trustee, receiver, conservator or liquidator of such Party has been appointed with the consent or acquiescence of such Party and such appointment has remained unvacated and unstayed for a total of sixty (60) calendar days, whether or not consecutive; (c) a Party has admitted in writing its inability to pay its debts as they mature; (d) a Party has given notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; (e) a Party has made an assignment for the benefit of creditors or taken any other similar action for the protection or benefit of creditors; or (f) an involuntary case is commenced against a Party by the filing of a petition under any chapter of Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, and within sixty (60) days after the filing thereof either the petition is not dismissed or the order for relief is not stayed or dismissed.

“Investor” is defined in the LLC Agreement.

“Lien” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of the date hereof, by and between Vivint Solar Mia Manager, LLC, a Delaware limited liability company, and Blackstone Holdings Finance Co. L.L.C., a Delaware limited liability company, as may be amended, restated, supplemented or otherwise modified from time to time.

“Maintenance Log” is defined in Section 2.5.

“Maintenance Services Fee” is defined in Section 2.1(b).

“Management and Administrative Fee” is defined in Section 2.1(c).

“Managing Member” is defined in the LLC Agreement.

“Material Adverse Change” means, with respect to any Person, a fact, event or circumstance that, alone or when taken with other events or conditions occurring or existing concurrently with such event or condition, (a) has or is reasonably expected to have a material adverse effect on the business, operations, condition (financial or otherwise), assets, liabilities or properties of such Person, (b) has or is reasonably expected to have any material adverse effect on the validity or enforceability of this Agreement, (c) materially impairs or is reasonably expected to materially impair the ability of such Person to meet or perform its obligations under this Agreement, or (d) has or is reasonably expected to have any material adverse effect on such Person’s rights under this Agreement.

“Maximum Liability” means, with respect to a Party, an amount equal to the total amount paid or to be paid by one Party to the other Party under the terms of this Agreement in any given year.

“Non-Included System Services” means services other than System Services and services ancillary thereto.

“Parties” or “Party” is defined in the preamble of this Agreement.

“Parts” means components of a PV System.

“Permit” means any permit, franchise, lease, order, license, notice, certification, approval, exemption, qualification, right or authorization from or registration, notice or filing with any Governmental Authority.

“Permitted Liens” is defined in the LLC Agreement.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or governmental entity or any department or agency thereof.

“Project” is defined in the EPC Agreement.

“Project States” is defined in the EPC Agreement.

“Provider” is defined in the preamble of this Agreement.

“Provider Indemnitee” is defined in Section 4.1.

“Provider Permits” is defined in Section 2.7(a).

“Prudent Industry Standards” means the practices, methods, equipment, specifications and standards of safety, as the same may change from time to time, as are used or approved by a significant portion of the residential rooftop distributed solar electric generation industry operating in the applicable Project States in residential rooftop distributed solar electric generating systems or facilities of a type and size similar to the Projects as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such residential rooftop distributed solar electric generating system or facility, with commensurate standards of safety, performance, dependability, efficiency and economy, in each case in light of the facts known and circumstances existing at the time any decision is made or action is taken, that would be expected to accomplish the desired result in a manner materially consistent with applicable law, regulation, permits, codes, standards and equipment manufacturer’s recommendations.

“PV System” is defined in the EPC Agreement.

“REC” is defined in the LLC Agreement.

“REC Services” has the meaning set forth in paragraph 8 of Part 3 of Exhibit A.

“Renewal Term” is defined in Section 3.1.

“Sponsor” is defined in the LLC Agreement.

“Subcontractor” means any person to whom Provider subcontracts any of its obligations under this Agreement, including the vendors and any person to whom such obligations are further subcontracted of any tier.

“System Services” means, collectively, the services listed in Part 3 of Exhibit A and all other obligations of Provider under ARTICLE II, other than the Accounting Services and the Administrative Services.

“Tax” or “Taxes” means:

(a) any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and

(b) any liability for the payment of amounts with respect to payment of a type described in clause (a), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Credits” means energy credits under Section 48 of the Internal Revenue Code of 1986, as amended, or any successor to such section.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Term” is defined in Section 3.1.

“Termination Notice” is defined in Section 3.2(c).

“Third Party Claim” means any claim, action or proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.

Section 1.2 Construction. Unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term “includes” or “including” shall mean “including without limitation”. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules and exhibits hereto and certificates delivered hereunder) and not to any particular provision of this Agreement. References to a section, article, exhibit or schedule shall mean a section, article, exhibit or schedule to this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made.

ARTICLE II

MAINTENANCE SERVICES; STANDARDS

Section 2.1 In General.

(a) Provider will provide the System Services for the Projects listed on Exhibit C hereto (the “Covered Projects”) to the Company throughout the Term. System Services will commence for each individual Covered Project when such Covered Project is “Placed in Service” under and as defined in the EPC Agreement. It is the intention of the Parties that Exhibit C shall include all Projects purchased by the Company under the EPC Agreement, which are not later deemed Cancelled Projects or Deficient Projects (as such terms are defined in the EPC Agreement), and shall not include Projects no longer owned by the Company (including due to termination of the underlying Customer Agreement); and the Parties shall execute updates to Exhibit C as necessary to reflect the addition or removal of Covered Projects.

(b) The Company will compensate Provider for the System Services, other than the Non-Included System Services, by paying Provider a fee of $1,893 per quarter per DC megawatt of installed nameplate capacity of the Covered Projects that have successfully passed the applicable Performance Test under and as defined in the EPC Agreement, prorated for any capacity not available for a full quarter, and escalating annually beginning on the first anniversary hereof in an amount equal to 2% of the fee per DC megawatt paid for the preceding year (the “Maintenance Services Fee”). Provider will invoice the Company for System Services on a quarterly basis within thirty (30) calendar days following the end of each calendar quarter (with the invoice being pro rated for any period in which System Services were not provided for a particular Project for the entire quarter). Payment will be due to Provider at the address or to the account indicated in the invoice within ten (10) calendar days after the Company receives such invoice. If such payment is not received by Provider within such ten (10) calendar day period, the payment will be considered late and will bear interest at the Default Rate (or the highest rate permissible under Applicable Law, if less) until paid.

(c) The Company will compensate Provider for Administrative Services by paying Provider a monthly fee in an amount equal to 15% of the total gross revenues received in the prior month by the Company from Host Customers in respect of electricity sales from Covered Projects under the Customer Agreements (the “Management and Administrative Fee”). Within thirty (30) days following the end of each month, Provider will notify the Company of the total gross revenues received in the prior month by the Company from Host Customers in respect of electricity sales from PV Systems under the Customer Agreements, and will invoice the Company for the Management and Administrative Fee based on such revenues. Payment will be due to Provider at the address or to the account indicated in the invoice within ten (10) calendar days after the Company receives such invoice, subject to the Company’s contest rights under Section 9.12. If such payment is not received by Provider within such ten (10) day period, the payment will be considered late and will bear interest at the Default Rate (or the highest rate permissible under Applicable Law, if less) until paid.

(d) The Company will compensate Provider for Accounting Services by paying Provider an annual accounting fee of $25,000, escalating annually beginning on the first anniversary hereof in an amount equal to 2% of the fee paid for the preceding year (the “Accounting Fee”). Provider will invoice the Company for Accounting Services on an annual basis within thirty (30) calendar days following the end of each calendar year (with the invoice being pro rated for any period in which Accounting Services were not provided for the entire calendar year). Payment will be due to Provider at the address or to the account indicated in the invoice within ten (10) calendar days after the Company receives such invoice, subject to the Company’s contest rights under Section 9.12. If such payment is not received by Provider within such ten (10) calendar day period, the payment will be considered late and will bear interest at the Default Rate (or the highest rate permissible under Applicable Law, if less) until paid.

Section 2.2 Non-Included System Services. If the Company desires Provider to perform any Non-Included System Services, then the Company will submit a written request for such services to Provider. If Provider agrees to provide the Non-Included System Services, it will do so in accordance with the provisions of this Agreement. Provider will not perform Non-Included System Services until the Parties have reached agreement in writing setting forth what the Non-Included System Services will cost. Notwithstanding the foregoing, if Provider determines, in accordance with Prudent Industry Standards, that it must furnish any Non-Included System Services on an emergency basis in order to prevent an imminent danger of injury, loss or damage (“Emergency Services”), if the situation allows, Provider shall attempt to notify the Company via telephone and email (using the telephone number and email address provided for the Company in Section 9.2 below) prior to the performance of any Emergency Services. Should Provider be unable to notify or contact the Company prior to providing any Emergency Services, Provider shall be authorized to perform such Emergency Services without prior approval from the Company and shall notify the Company immediately thereafter in writing specifying the nature of the emergency and the Emergency Services performed; provided that Provider (a) will not have any duty to perform such Emergency Services nor will it incur any liability or obligation by reason of not performing any such Emergency Services and (b) shall cease to perform Emergency Services and not incur any costs and/or expenses in connection therewith immediately after such imminent danger of injury, loss or damage to a Project has passed without the prior consent of the Company (it being agreed and understood that no reimbursement shall be owing by the Company to Provider for Emergency Services performed in violation of this proviso (b)). Provider shall perform any such Emergency Services in accordance with the provisions of this Agreement. The Company shall reimburse Provider for all reasonable expenses associated with Provider’s performance of any such Emergency Services, except to the extent such Emergency Services are required due to (i) the negligence of or failure of Vivint Solar Developer, LLC to install the applicable Covered Project in accordance with the terms of the EPC Agreement and the costs therefor are covered under the warranty provided in Section 3.4 of the EPC Agreement, solely if Provider is then an Affiliate of Vivint Solar Developer, LLC or (ii) Provider’s negligence or its failure to perform its material obligations under this Agreement.

Section 2.3 Standard of Performance. Provider shall perform its services under this Agreement in accordance with Applicable Law, Prudent Industry Standards, all material Company Permits with respect to each applicable Covered Project, and in compliance with the terms and conditions of the Customer Agreements, except to the extent the Company instructs Provider not to do so in the event the Company is contesting in good faith the validity or application of any such Applicable Law or such term and condition of the Customer Agreement, in any reasonable manner.

Section 2.4 Access. The Company hereby grants Provider and its authorized agents, employees and Subcontractors a license to access the Projects for the purpose of Provider performing its obligations under this Agreement; provided, that such license shall be subject to the restrictions in the Customer Agreements on the Company’s rights to access the Projects. Such license will automatically expire immediately upon the termination or expiration of this Agreement.

Section 2.5 Maintenance Log. Provider will keep and maintain, in accordance with Prudent Industry Standards, a separate maintenance log for each Covered Project in a paper or electronic format (“Maintenance Log”). The Maintenance Log will contain, among other things, descriptions of maintenance services performed by Provider, follow-up activities, if any, that are required, material and equipment costs, and other information relevant to Provider’s maintenance activities. Provider shall furnish to the Company the Maintenance Log upon the Company’s request and immediately prior to the expiration or earlier termination of this Agreement, provided that Provider shall not be obligated to furnish to the Company the Maintenance Log more than once per calendar year unless such request is in connection with the expiration or earlier termination of this Agreement.

Section 2.6 Remote Monitoring. For purposes of determining when repair services are necessary, Provider will monitor and evaluate, in accordance with Prudent Industry Standards, the information gathered through remote monitoring of each Covered Project as well as the maintenance and inspection reports; provided that no such monitoring or evaluating (or lack thereof) will relieve Provider of any of its obligations under this Agreement.

Section 2.7 Permits.

(a) Provider will be responsible, at Provider’s sole cost and expense, for procuring, obtaining, maintaining and complying with all material Permits required to perform the System Services under this Agreement other than Company Permits (“Provider Permits”).

(b) The Company agrees to cooperate with and assist Provider in obtaining all Provider Permits required to perform the System Services, and Provider will reimburse the Company for its reasonable costs in providing such assistance.

(c) The Company shall obtain and maintain all Permits (i) that are required for the general ownership, operation and maintenance of the Projects or (ii) that Provider may, from time to time, notify the Company are required by Applicable Laws to be obtained by the Company in its name in order to allow Provider to perform the System Services but excluding the Provider Permits (collectively, the “Company Permits”). Upon the Company’s request, Provider shall reasonably cooperate with the Company with respect to obtaining all Company Permits.

Section 2.8 Reporting.

(a) Within thirty (30) days after the end of each month, Provider will deliver to the Company (i) a report on Host Customer collections (by “Tranche” as defined in the EPC Agreement), developments and proposed actions in the form of Exhibit D and (ii) a report of project operations, in the form of Exhibit E.

(b) Provider will deliver the notices, information and reports described in paragraphs 1, 4, 5 and 8 of Part 3 of Exhibit A as and when contemplated thereunder.

Section 2.9 Access to Data and Meters.

Throughout the Term, and thereafter to the extent relevant to calculations necessary for periods prior to the end of the Term and subject to any confidentiality obligation owed to any third party and to any restrictions on disclosure of information that may be subject to intellectual property rights restricting disclosure, the Company will allow Provider:

(a) access to all data relating to the electricity production of any Covered Project and the weather conditions at each site where a Covered Project is located; and

(b) access to all data from all meters.

Provider will be entitled to use the foregoing data for its internal purposes and make such data available to third parties for analysis.

Section 2.10 Manufacturer Warranty. To the extent that manufacturer warranties cover replacement and repair of covered equipment during the Term, Provider, on behalf of the Company, shall use commercially reasonable efforts to submit, process and pursue, at the Company’s sole cost and expense, warranty coverage; provided, that the Company shall have no obligation to pay costs of Provider in connection with pursuit of warranty coverage, the costs of which are covered under the warranty provided in Section 3.4 of the EPC Agreement or are required to be indemnified by Vivint Solar Developer, LLC under the EPC Agreement, solely if Provider is then an Affiliate of Vivint Solar Developer, LLC. The Company will provide such full and complete cooperation as Provider may reasonably require in connection with the submission, processing and pursuit of warranty coverage.

Section 2.11 Sales, Use and Other Similar Taxes.

(a) The consideration payable pursuant to Sections 2.1(b), 2.1(c), 2.1(d) and 2.2 shall, except as otherwise provided in this Section 2.11, exclude any and all Taxes imposed on the sale of the services described in Sections 2.1(b), 2.1(c), 2.1(d) and 2.2, and any and all Taxes otherwise imposed on, sustained or incurred with respect to, or applicable to, such services; provided, that the Company shall bear any and all sales, use and other similar taxes imposed on the sale of such services. Provider shall properly and timely collect from the Company and remit any such sales, use and other similar taxes if required to do so by Applicable Laws.

(b) Provider shall cooperate with the Company and take any reasonably requested action in order to minimize any sales, use or other similar taxes imposed on the sale of the services described in Sections 2.1(b), 2.1(c), 2.1(d) and 2.2, including providing sales and use tax exemption certificates or other documentation necessary to support Tax exemptions. Provider agrees to provide the Company such information and data as reasonably requested from time to time, and to fully cooperate with the Company, in connection with (i) the reporting of any sales, use or other similar taxes payable pursuant to this Agreement, (ii) any audit relating to any such sales, use or other similar taxes, or (iii) any assessment, refund, claim or proceeding relating to any such sales, use or other similar taxes.

Section 2.12 Assignment of Renewable Energy Credits.

(a) Assignment of Renewable Energy Credits. The Company hereby grants, conveys, transfers, assigns, and delivers unto Provider (or its designee), without recourse to the Company, all of the Company’s rights, title and interest in and to all RECs solely so that the Provider may perform the REC Services on behalf of the Company in accordance with Prudent Industry Standards. Until any sale of RECs to a third party, Provider shall keep all RECs free and clear of all Liens (except for Permitted Liens). After any such sale and until its delivery to the Company of the purchase price for such REC Provider shall keep its right to receive such purchase price and such amounts received free of all Liens. Subject to the provisions of Section 2.12(d) of this Agreement, the Company hereby delegates, without recourse by Provider to the Company, any and all duties, obligations, responsibilities, claims, demands and other commitments in connection with the RECs, as applicable, unto Provider.

(b) Acceptance of Assignment of Renewable Energy Credits. Provider hereby accepts and assumes the RECs and accepts the delegation under Section 2.12(a) of this Agreement from the date hereof.

(c) Transfer of Renewable Energy Credit Proceeds. Provider hereby covenants that it will transfer any and all proceeds generated by the sale of any RECs to the Company in accordance with the stated REC Services.

(d) Reversion of Renewable Energy Credits upon Termination. Upon the expiration of this Agreement in accordance with Section 3.1 or a termination of this Agreement in accordance with Sections 3.2 or any other provision herein, any RECs that remain with the Provider that have not been sold shall automatically be transferred back to the Company and all right, title and interest in such RECs shall automatically revert back to the Company without any further action of the Parties required, and all rights to receive payment for any RECs that have been sold but for which Provider has not received payment shall be immediately assigned to the Company, without any further action required by the Company. Prior to any such expiration or promptly upon any such termination, Provider shall, on behalf of Company and at Provider’s sole cost, make such applications to the pertinent Governmental Authorities or other third parties as may be required to establish and shall establish one or more accounts within the attribute tracking systems or generation information systems that are recognized by Governmental Authorities for the purpose of tracking and trading RECs. Provider shall deliver to the Company all account information, application materials, statements of qualification and other documentation as may be required for the Company to create, receive, track and transfer RECs after such an expiration or termination. The Provider’s obligations under this Section 2.12(d) shall survive the expiration or termination of this Agreement.

(e) Cooperation and Assistance. The Company agrees to cooperate with and assist Provider in obtaining and completing any documentation required to perform the REC Services.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term. The initial term of this Agreement, including, without limitation, the period during which System Services are to be provided for the Covered Project, shall commence on the Effective Date and shall thereafter continue for a period of twenty-five (25) years (the “Initial Term”), unless and until earlier terminated pursuant to the provisions of this Agreement. After the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”), unless a written notice of non-renewal is given by either Party to the other Party at least one hundred eighty (180) calendar days prior to the expiration of the Initial Term or then applicable Renewal Term. In the event that either Party delivers a notice of non-renewal pursuant to the immediately preceding sentence, or in the event that this Agreement is otherwise terminated in accordance with its terms, Provider will, for a period of one hundred eighty (180) calendar days following the delivery or receipt of such notice, as applicable, use commercially reasonable efforts to assist a replacement provider selected by the Company in assuming the duties, responsibilities and obligations of Provider hereunder. The Initial Term and all subsequent Renewal Terms, if any, are referred to collectively as the “Term.”

Section 3.2 Termination.

(a) Termination by the Company. The Company may terminate this Agreement immediately upon the occurrence of any of the following:

(i) Provider becomes Insolvent;

(ii) any failure of Provider to pay any amount owed to the Company under this Agreement (and not contested under Section 9.12) within ten (10) Business Days after the due date for such payment; provided that the Company has first provided at least ten (10) calendar days’ prior written notice to Provider of its intention to terminate for such failure pursuant to Section 3.2 below and Provider does not pay such due amount within such ten (10) calendar day period;

(iii) any failure by Provider to perform any of its material obligations under this Agreement, which failure is not remedied within thirty (30) calendar days after written notice of such failure from the Company to Provider; provided that if (x) such failure can be remedied, (y) such failure cannot reasonably be remedied within such thirty (30) calendar day period, and (z) Provider commences cure of such failure within such thirty (30) calendar day period and thereafter diligently seeks to remedy the failure, then the Company will not be entitled to terminate this Agreement until such time as Provider ceases reasonable efforts to cure such failure unless such failure continues for a period of a ninety (90) calendar days from the original written notice from the Company; or

(iv) a Force Majeure Event occurs that prevents Provider from providing a material part of the System Services for a continuous period of at least ninety (90) calendar days; and the Company reasonably concludes such prevention is not reasonably likely to be remedied within a further period of ninety (90) calendar days.

(b) Termination by Provider. Provider may terminate this Agreement in the event of any of the following:

(i) the Company becomes Insolvent;

(ii) any failure of the Company to pay any amount owed to Provider under this Agreement (and not contested under Section 9.12) within ten (10) Business Days after the due date for such payment; provided that Provider has first provided at least ten (10) calendar days’ prior written notice to the Company and Investor of its intention to terminate for such failure pursuant to Section 3.2(c) below and the Company does not pay such due amount within such ten (10) calendar day period; or

(iii) any failure by the Company to perform any of its material obligations under this Agreement, which failure, if not a payment breach, is not remedied within thirty (30) calendar days of written notice of such failure from Provider to the Company; provided that if (A) such failure can be remedied, (B) such failure cannot reasonably be remedied within such thirty (30) calendar day period, and (C) the Company commences cure of such failure within such thirty (30) calendar day period and thereafter diligently seeks to remedy such failure, then Provider will not be entitled to terminate this Agreement until such time as the Company ceases reasonable efforts to cure such failure unless such failure continues for a period of ninety (90) calendar days from the original written notice from Provider.

(c) Notice. A notice of termination given pursuant to the foregoing provisions of this Section 3.2 (the “Termination Notice”) must specify in reasonable detail the circumstances giving rise to the Termination Notice. Except to the extent otherwise provided herein, this Agreement will terminate on the date specified in the Termination Notice, which date will be no earlier than the date upon which the applicable Party is entitled to effect such termination as provided above.

(d) Preservation of Rights. Termination of this Agreement will not affect any rights or obligations as between the Parties that may have accrued prior to such termination or that expressly or by implication are intended to survive termination, whether resulting from the event giving rise to termination or otherwise.

ARTICLE IV

INDEMNIFICATION

Section 4.1 Indemnification of Provider by the Company. The Company will indemnify, defend and hold harmless Provider, its officers, directors, employees, members, partners, Affiliates and agents (each, a “Provider Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Provider Indemnitee in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Provider Indemnitee, in each case, to the extent arising out of or in connection with (i) the gross negligence, fraud or willful misconduct of the Company, its Affiliates or its Subcontractors (other than Provider), (ii) any breach by the Company of any of the representations, warranties or covenants of the Company under this Agreement or (iii) a default under the Customer Agreement as a result of a breach by the Company of its obligations hereunder; provided that in each case, the Company will have no obligation to indemnify Provider with respect to any Indemnifiable Losses resulting from (a) the gross negligence, fraud or willful misconduct of Provider, its Affiliates or its Subcontractors (other than the Company), (b) the breach by Provider of any of its covenants or warranties under this Agreement, or (c) so long as the Managing Member is an Affiliate of Provider, the breach by the Managing Member of any of its covenants or warranties under the LLC Agreement.

Section 4.2 Indemnification of the Company by Provider. Provider will indemnify, defend and hold harmless the Company, its officers, employees, members, partners, Affiliates and agents (each, a “Company Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Company Indemnitee in any way relating to, resulting from or arising out of or in connection with any Third Party Claims against a Company Indemnitee, in each case, to the extent arising out of or in connection with (i) the gross negligence, fraud or willful misconduct of Provider, its

Affiliates or its Subcontractors, (ii) any breach by Provider of any of the representations, warranties or covenants of Provider under this Agreement or (iii) a default under the Customer Agreement as a result of a breach by Provider of its obligations hereunder; provided that in each case, Provider will have no obligation to indemnify the Company either with respect to any Indemnifiable Losses resulting from the gross negligence, fraud or willful misconduct of the Company, its Affiliates or Subcontractors (other than Provider) or the breach by the Company of any of its covenants or warranties under this Agreement.

Section 4.3 Indemnification Procedures. Each of the Company’s obligations in Section 4.1 and Provider’s obligations in Section 4.2 above (each of Company and Provider, as applicable, the “Indemnifying Party”) are contingent upon the Provider Indemnitee or the Company Indemnitee, as applicable (each, the “Indemnitee”), promptly notifying the Indemnifying Party in writing of the Third Party Claim and, except with respect to Taxes, promptly tendering the control of the defense and settlement of any such Third Party Claim to the Indemnifying Party at the Indemnifying Party’s expense and with the Indemnifying Party’s choice of counsel. In connection with the foregoing, the indemnification obligation of Indemnifying Party to the Indemnitee shall be reduced if and to the extent the failure of an Indemnitee to provide such notice and tender of control actually prejudices the outcome of any such claim; provided, however, that the foregoing notice requirement shall not apply if Provider or one of its Affiliates is the Managing Member at such time. The Indemnitee shall also cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in defending or settling such Third Party Claim and the Indemnitee may join in defense with counsel of its choice at its own expense. An Indemnifying Party may not, without the prior written consent (such consent not to be unreasonably withheld) of an Indemnitee, settle, compromise or consent to the entry of any judgment regarding a Third Party Claim the defense of which has been assumed by the Indemnifying Party unless such settlement, compromise or consent (i) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnitee; and (ii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnitee or any of the Indemnitee’s Affiliates. An Indemnitee may not settle, compromise or consent to the entry of any judgment regarding any Third Party Claim for which indemnification is sought and the defense of which has not been assumed by the Indemnifying Party, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. Each Indemnifying Party’s obligations under Section 4.1 or Section 4.2, as applicable, shall survive the expiration or termination of this Agreement.

ARTICLE V

FORCE MAJEURE

Section 5.1 If either Party (subject to Section 3.2(a)(iii) in the case of Provider) is rendered wholly or in part unable to perform its obligations under this Agreement because of a Force Majeure Event, then such Party will be excused from whatever performance is affected by the Force Majeure Event; provided that:

(a) such Party will, as soon as is reasonably possible but in any event no later than ten (10) Business Days (i) upon the occurrence of the Force Majeure Event, give the other Party written notice describing the particulars of the occurrence, and (ii) after termination of the Force Majeure Event, give the other Party written notice summarizing the effects of the Force Majeure Event and the actions taken in connection therewith;

(b) the suspension of performance will be of no greater scope and of no longer duration than is required by the Force Majeure Event;

(c) no obligation of such Party that arose before the occurrence causing the suspension of performance and that could and should have been fully performed before such occurrence through the exercise of commercially reasonable efforts or pursuant to the terms of this Agreement will be excused as a result of such occurrence; and

(d) no Force Majeure Event shall excuse any Party from its payment obligations under this Agreement.

ARTICLE VI

LIMITATIONS ON LIABILITY

Section 6.1 Aggregate Limit of Liability.

(a) In no event will any Party be liable under this Agreement to another Party for any lost profits (other than revenues from Customer Agreements, Government Incentives or sales of RECs) of, or any consequential, special, incidental, exemplary, statutory or punitive damages incurred by, the other Party to this Agreement; provided that this provision will in no way limit any such liability of a Party to another Party under any other agreement between the Parties; provided, further, that a loss, disallowance or recapture of, or inability to claim, Tax Credits or accelerated depreciation or cost recovery deductions shall not be treated as consequential, special, incidental, exemplary, statutory or punitive damages for purposes of this Agreement.

(b) In no event will one Party be liable under this Agreement to the other Party for an aggregate amount in any given year in excess of the Maximum Liability for such year unless and to the extent such liability is (i) the result of (A) fraud, gross negligence or willful misconduct of a Party, (B) the failure of a Party to pay any amount due under this Agreement or (C) a claim for indemnity asserted by a Party on account of a Third Party Claim against such Party, or (ii) with respect to Taxes.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties of the Company.

(a) The Company is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware.

(b) The Company possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c) The Company’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditors’ rights.

(d) Except as otherwise contemplated herein, no material consent or approvals are required in connection with the execution, delivery and performance by the Company of this Agreement.

(e) The execution, delivery and performance by the Company of this Agreement will not (i) violate any Applicable Law applicable to the Company, (ii) result in any breach of, or constitute any default under, any material contractual obligation of the Company or (iii) result in, or require, the imposition of any Lien on any of the properties or revenues of the Company.

Section 7.2 Representations and Warranties of Provider.

(a) Provider is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware.

(b) Provider possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(c) Provider’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Provider’s legal, valid and binding obligation, enforceable against Provider in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditors’ rights.

(d) Except as otherwise contemplated herein, no material consent or approvals are required in connection with the execution, delivery and performance by Provider of this Agreement.

(e) The execution, delivery and performance by Provider of this Agreement will not (i) violate any Applicable Law applicable to Provider, (ii) result in any breach of, or constitute any default under, any material contractual obligation of Provider or (iii) result in, or require, the imposition of any Lien on any of the properties or revenues of Provider.

ARTICLE VIII

INSURANCE

Section 8.1 Provider will procure and maintain or cause to be procured and maintained during the Term, at its sole cost and expense, insurance substantially in the types and amounts listed in Exhibit B covering the activities of its employees and representatives in connection with this Agreement; provided that, if the same is not available at commercially reasonable rates and commercially reasonable terms and Provider obtains the prior written consent of Investor, not to be unreasonably withheld, conditioned or delayed, Provider may procure alternate types and amounts of insurance.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Independent Contractors. The Parties acknowledge that Provider will perform its obligations under this Agreement and act at all times as an independent contractor, and nothing in this Agreement will be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint venturers or anything other than independent contractors, and the Parties expressly disclaim any intention to create a partnership, joint venture, association or other such relationship. Neither Party is granted any right on behalf of the other Party to assume or create any obligation or responsibility binding such other Party. None of Provider’s employees, Subcontractors or any such Subcontractor’s employees will be or will be considered to be employees of the Company. Provider will be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and all amounts due and owing to Subcontractors.

Section 9.2 Notices. Any notice required or authorized to be given hereunder or any other communication provided for under the terms of this Agreement will be in writing and will be delivered personally, by reputable next Business Day express courier services or by electronic mail or facsimile transmission addressed to the relevant Party at the address stated below or at any other address notified by that Party as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served the next Business Day after the same shall have been delivered to the relevant courier, and any notice so given by electronic mail or facsimile transmission shall be deemed to have been served on transmission and receipt of confirmation of successful transmission during normal business hours (or if successful transmission occurs after normal business hours, then on the next succeeding Business Day). The Parties’ addresses for notice and service are:

To Provider:	Vivint Solar Provider, LLC
c/o Vivint Solar, Inc.
4931 N. 300 West
Provo, UT 84604
Attn: Paul Dickson
Facsimile: (801) 765-5705
Email: pdickson@vivintsolar.com

With a copy to:	Vivint Solar, Inc.
4931 N. 300 West
Provo, UT 84604
Attn: Dan Black
Facsimile: (801) 765-5746
Email: dblack@vivintsolar.com

To the Company:	Vivint Solar Mia Project Company, LLC
c/o Vivint Solar, Inc.
4931 N. 300 West
Provo, UT 84604
Attn: Paul Dickson
Facsimile: (801) 765-5705
Email: pdickson@vivintsolar.com

With copies to:	Vivint Solar, Inc.
4931 N. 300 West
Provo, UT 84604
Attn: Dan Black
Facsimile: (801) 765-5746
Email: dblack@vivintsolar.com

Blackstone Holdings Finance Co. L.L.C. c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Attn: John Finley
Fax: 212-583-5749
John.Finley@Blackstone.com

Chaim Miller
Chaim.Miller@Blackstone.com

Joe Rocco
Joe.Rocco@Blackstone.com

Treasury-Operations@Blackstone.com

Section 9.3 Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed in the State of New York. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 9.4 Amendment, Modification and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by the Party against which enforcement of such amendment or modification is sought. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the other Party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

Section 9.5 Rights and Remedies. Each Party’s rights and remedies under this Agreement are intended to be distinct, separate and cumulative and no such right or remedy therein or herein mentioned, whether exercised by such Party or not, is intended to be an exclusion or a waiver of any of the others.

Section 9.6 Entire Agreement. This Agreement reflects the Parties’ entire agreement with respect to the matters covered by the Agreement and supersedes any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

Section 9.7 Further Assurances. The Parties agree to do such further acts and things and execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the agreements contained herein in the matters contemplated hereby.

Section 9.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under all Applicable Laws and regulations. If, however, any provision of this Agreement is prohibited by or invalid under any such law or regulation in any jurisdiction, it will as to such jurisdiction be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it will be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Assignment. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, without the need for consent from the other Party, (a) either Party may upon written notice transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party or to a successor entity in a merger or acquisition transaction, and (b) either Party may collaterally assign this Agreement to any of its lenders as security; provided, however, that any such assignee shall agree to be bound by the terms and conditions hereof. No assignment of such rights or obligations may be made by either Party with respect to less than all of the Covered Projects.

Section 9.11 Company Member Authorization. Notwithstanding anything in this Agreement to the contrary, Provider and the Company hereby agree and acknowledge that, with respect to any direction, consent or approval described in this Agreement that the Company may provide that is governed by Section 8.3 of the LLC Agreement, Provider shall not take any such direction of the Company or act under this Agreement unless the Company represents to Provider in writing that the required member consents under such Section 8.3 of the LLC Agreement have been obtained. For such purpose, Provider acknowledges and agrees that “Class A Members” are intended third-party beneficiaries of this Agreement. For any consents required from, or notices to, Investor under this Agreement, Provider acknowledges and agrees that Investor is an intended third-party beneficiary of this Agreement.

Section 9.12 Payment Dispute. In the event that any Party disputes any amount payable hereunder, such amount shall be placed into a segregated escrow account as security for amounts in dispute until such time as the dispute is fully and finally resolved. Interest on such escrowed amount shall be paid to the prevailing Party in the dispute. Each Party agrees to cooperate in good faith in establishing an escrow account with an independent escrow agent for the purposes of this provision.

Section 9.13 Performance During Dispute. Provider shall continue to perform its obligations under this Agreement during the pendency of any dispute.

[Signature Pages Follow]

IN WITNESS WHEREOF, Provider and the Company have each duly executed this Agreement as of the Effective Date.

COMPANY:

VIVINT SOLAR MIA PROJECT COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Paul Dickson
Name: Paul Dickson
Title: Vice President of Financing

PROVIDER:

VIVINT SOLAR PROVIDER, LLC, a Delaware limited liability company

By:	/s/ Paul Dickson
Name: Paul Dickson
Title: Vice President of Financing

EXHIBIT A

Part 1: SCOPE OF ACCOUNTING SERVICES

1. Books and Records

•	Provider shall maintain complete and accurate financial books of accounts, financial records and supporting documents in accordance with Section 7.2(a) of the LLC Agreement and make such books and records available for inspection in accordance with Section 7.2(c) of the LLC Agreement.

•	Provider shall prepare, or cause to be prepared by an “Independent Accounting Firm” (as defined in the LLC Agreement), the Company’s financial statements required to be delivered pursuant to Section 7.4 of the LLC Agreement.

2. Tax Accounting

•	Except for Tax Returns described in paragraph 9 of Part 3 of this Exhibit A, Provider shall prepare, or cause to be prepared, all Tax Returns of the Company in accordance with Sections 7.5 and 7.6 of the LLC Agreement.

Part 2: SCOPE OF ADMINISTRATIVE SERVICES

1. Company Bank Accounts

•	Provider shall maintain, in the name and for the exclusive benefit of the Company, accounts at one or more banks or other financial institutions in accordance with Section 7.3 of the LLC Agreement.

•	Provider shall, in the name and for the exclusive benefit of the Company, make any investments with funds not required for the near-term working capital needs of the Company in accordance with Section 7.3 of the LLC Agreement.

2. Other Services

•	Provider shall represent the Company in business matters with third parties in consultation with the Managing Member and present to the Company for execution such additional documents reasonably deemed necessary or desirable by Provider to effectuate the transactions and agreements authorized by the Company.

•	Provider shall provide such readily available information to the Company as it may reasonably request from time to time.

•	Provider shall perform on behalf of the Company all reporting and other routine administrative responsibilities reasonably believed by the Company to be required to appropriately maintain the limited liability company documents of the Company.

Part 3: SCOPE OF SYSTEM SERVICES

Provider shall provide all services required for the operation, maintenance and performance of the obligations of the Company as required by the Customer Agreements or as otherwise determined by Provider in its discretion, including but not limited to:

1. Operation and Maintenance:

•	Provider will (i) keep all Covered Projects in good repair, good operating condition, appearance and working order in compliance with the manufacturer’s recommendations, the Customer Agreements, all manufacturer’s warranties and the Company’s standard practices (but in no event less than Prudent Industry Standards), (ii) properly service all components of all Covered Projects following the manufacturer’s written operating and servicing procedures and in accordance with the Customer Agreements, and (iii) replace any Part of a Covered Project as provided in Part 3, paragraph 2 of this Exhibit A and make modifications and alterations to a Covered Project as provided in Part 3, paragraph 3 of this Exhibit A.

•	Upon request by the Company, Provider shall promptly furnish or cause to be furnished to the Company such information as may be required to enable the Company to file any reports required to be filed by the Company with any Governmental Authority because of the Company’s ownership of any Covered Project.

2. Replacement of Parts:

•

In accordance with the Customer Agreements, Provider will promptly replace or cause to be replaced all Parts that may from time to time be incorporated or installed in or attached to a Covered Project and that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use under the Customer Agreements for any reason whatsoever, except as otherwise provided in Part 3, paragraph 3 of this Exhibit A; provided that the Company shall bear sole responsibility for the cost and expense of all replacement panels, inverters and racking not covered by a manufacturer’s warranty, so long as the unavailability of a manufacturer’s warranty is not due to the failure of the Provider to comply with any such manufacturer’s warranty.

•	Provider may, in accordance with the Customer Agreements, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use; provided that Provider, except as otherwise provided in Part 3, paragraph 3 of this Exhibit A, will replace such Parts as promptly as practicable. All replacement Parts will be free and clear of all Liens (except in the case of replacement property temporarily installed on an emergency basis and solely for such time as necessary to permanently install the definitive property) and will be in as good operating condition as, and will have a value and utility at least equal to, the Parts replaced assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof; provided that the Company shall bear sole responsibility for the cost and expense of all replacement panels, inverters and racking not covered by a manufacturer’s warranty, so long as the unavailability of a manufacturer’s warranty is not due to the failure of the Provider to comply with any such manufacturer’s warranty.

3. Alterations, Modifications and Additions:

•	Provider will make such alterations and modifications in and additions to Covered Projects as may be required from time to time to comply with Applicable Law, Prudent Industry Standards and the terms of the applicable Customer Agreements; provided, however, that Provider may, in good faith, contest the validity or application of any such Applicable Law in any reasonable manner, but diligently and in good faith, and only if there is no material risk of the loss or forfeiture of a Covered Project or any interest therein or breach of the related Customer Agreement; and provided further, that Provider’s failure to make (or cause to be made) any such alterations, modifications or additions will not constitute noncompliance with the requirements of this paragraph 3 or a breach of Provider’s undertaking hereunder for so long a period as may be necessary to remedy such failure, if such failure can be remedied, so long as during such period Provider is using due diligence and best efforts to remedy such failure.

4. Customary Information: Provider will furnish or cause to be furnished to the Company:

•	promptly upon its receipt of notice thereof, or an officer of Provider becoming aware of the existence thereof, a notice stating that a breach of, or a default under, any contractual obligation of the Company or another party that could reasonably be expected to adversely affect in a material manner the Company or all of the Covered Projects taken as a whole and specifying the nature and period of existence thereof and what action Provider has taken or is taking or proposes to take with respect thereto; and

•	from time to time such other information regarding the Covered Projects as the Company may reasonably request.

5. Reports of Liability:

•	Provider shall give prompt written notice to the Company upon its receipt of notice of, or an officer of Provider becoming aware of, the occurrence of any accident that could reasonably be expected to adversely affect in a material manner the Company or all of the Projects taken as a whole (whenever asserted) during the Term, and on request shall furnish to the Company information as to the time, place and nature thereof, the names and addresses of the parties involved, any Persons injured, witnesses and owners of any property damaged, and such other information as may be known to it, and shall promptly upon request furnish the Company with copies of all material correspondence, papers, notices and documents whatsoever sent or received by Provider to or from third parties in connection therewith.

6. Billing, Collecting and Enforcement of Customer Agreements:

•	Provider will, at its sole cost and expense, administer or cause to be administered all Customer Agreements. Provider’s obligations under this paragraph 6 shall include, without limitation, delivering periodic bills to all Host Customers, collecting from all Host Customers all monies due under the Customer Agreements, and managing all communications with or among Host Customers. Provider will assist the Company in the enforcement of all Customer Agreements. Provider will, at the Company’s direction and expense, diligently exercise any remedies that may become available under the Customer Agreements in respect of any defaults by Host Customers thereunder; provided that, in the event that the Company elects, in the exercise of any such remedies, to remove a PV System from the Host Customer’s real property, (a) the cost of such removal shall be borne by Provider, and (b) Provider will use commercially reasonable efforts to redeploy such PV System following any such removal (it being agreed that, in connection with any such redeployment, Provider shall not discriminate against such PV System as compared to similar equipment that is not subject to this Agreement and will not unreasonably favor new equipment over the redeployment of the PV Systems hereunder).

7. Event of Loss with Respect to a Covered Project:

•	If any Covered Project is damaged or destroyed by fire, theft or other casualty, Provider will, to the extent insurance proceeds under insurance coverage obtained by the Company or the Provider are available therefor, repair, restore, replace or rebuild such Covered Project to substantially the same condition as existed immediately prior to the damage or destruction and substantially in accordance with the Customer Agreement related to such Covered Project.

•	If a Covered Project is required to be replaced as described above, then Provider will cause the supplier of the replacement equipment to deliver to the Company a bill of sale for such equipment free and clear of all Liens, and such replacement equipment will become a PV System subject to this Agreement.

8. Administration of Government Incentives and RECs:

•	With respect to Government Incentives, Provider shall use commercially reasonable efforts to timely: (a) complete and submit, on behalf of the Company and in the Company’s name, all applications and other filings required to be submitted in connection with the procurement of all Government Incentives that are available in respect of each Covered Project; (b) deliver to the Company for the Company’s signature such certifications, agreements and other documents required to be delivered or submitted under Applicable Laws in connection with such Government Incentives; (c) take such other action as may be reasonably necessary to effectuate the procurement and receipt by the Company of such Government Incentives in accordance with Applicable Laws; and (d) promptly deposit, direct or otherwise cause the proceeds of any such Government Incentives to be deposited into deposit accounts held by the Company (in no event later than five (5) Business Days after Provider’s receipt thereof).

•	In the event RECs are available in respect of any Covered Project, Provider, on behalf and in the name of the Company, shall (collectively, the obligations set forth below, the “REC Services”):

•	complete and submit all applications and other filings required to be submitted as may be reasonably necessary to effectuate the registration of each Covered Project and procurement, sale and transfer of the RECs;

•	use commercially reasonable efforts to sell the RECs generated by the Covered Projects on behalf of the Company to third parties;

•	transfer any proceeds realized from the sale of any RECs to the Company and deposit such proceeds into deposit accounts held by the Company within five (5) Business Days after receipt thereof by Provider;

•	on a quarterly basis within thirty (30) calendar days after the end of each calendar quarter, provide Company with a report, in the form of Exhibit F, of all RECs generated and sold during such immediately preceding calendar quarter; and

•	take such other action as may be reasonably necessary to effectuate the foregoing in accordance with Applicable Laws.

9. Taxes:

•	With respect to all sales, use and similar Taxes in connection with the Covered Project, Provider shall: (a) invoice each Host Customer (or other applicable Person) for all such Taxes in accordance with Applicable Laws, timely remit to the applicable Governmental Authority all such Taxes in accordance with Applicable Laws, and promptly post to a servicing system maintained by Provider all such Tax amounts collected and remitted, (b) prepare and timely file all Tax Returns required to be prepared and filed in connection with such Taxes and promptly deliver copies of all such Tax Returns to the Company, and (c) provide ongoing compliance services in connection with such Taxes, including by fully cooperating in connection with all audits and other proceedings regarding such Taxes.

•	With respect to all property and similar Taxes in connection with the Covered Project, Provider shall: (a) reasonably allocate all such Taxes to each applicable Host Customer (or other applicable Person), invoice each such Host Customer (or other applicable Person) for all such allocable Taxes, remit to the applicable Governmental Authority all such Taxes in accordance with Applicable Laws, and promptly post to a servicing system maintained by Provider all such Tax amounts collected and remitted, (b) prepare and timely file all Tax Returns required to be prepared and filed in connection with such Taxes and promptly deliver copies of all such Tax Returns to the Company, (c) review all valuations in connection with such Taxes, promptly provide such valuations to the Company, and timely and properly protest any such valuations deemed unreasonable by the Company, and (d) provide ongoing compliance services in connection with such Taxes, including by fully cooperating in connection with all audits and other proceedings regarding such Taxes.

•	Provider shall promptly (and in any event within five (5) days after the relevant event) notify the Company in writing of any event that could reasonably be expected to, or does, result in any recapture or disallowance of, or inability to claim, any Tax Credits in respect of any Covered Project.

EXHIBIT B

INSURANCE

Provider shall maintain the following insurance coverage and be responsible for its Subcontractors maintaining sufficient limits of appropriate insurance coverage. Provider, at its sole cost, before commencement of the Accounting Services, Administrative Services and System Services to be performed under this Agreement, shall procure and maintain, throughout the Term, the following coverages with insurers rated by A.M. Best as A-IX or higher:

1.1	WORKERS’ COMPENSATION AND EMPLOYERS’ LIABILITY

1.1.1	Workers’ compensation and basic employers’ liability insurance for all employees in accordance with Applicable Law.

1.1.2	Employers’ liability insurance shall not be less than $1,000,000 for injury or death occurring as a result of each accident.

1.2	COMMERCIAL GENERAL LIABILITY

1.2.1	Provider shall obtain comprehensive or commercial general liability insurance written on an occurrence basis with a combined single limit of at least $1,000,000 per occurrence and $2,000,000 in the aggregate, including premises and operations liability, owners’ and contractors’ protective, products and completed operations liability, blanket contractual liability, personal injury liability, bodily injury and “broad form” property damage coverage, blanket contractual liability, completed operations, explosion and collapse hazard coverage. If coverage includes an aggregate limit, that limit shall be at least $2,000,000.

1.3	BUSINESS AUTO

1.3.1	Provider shall obtain comprehensive automobile liability insurance with bodily injury, death and property damage combined single limits of at least $1,000,000 per occurrence covering vehicles owned, hired or non-owned.

1.4	COMMERCIAL LIABILITY OR EXCESS LIABILITY

1.4.1	Provider shall obtain commercial liability or excess liability insurance in excess of the underlying Commercial General Liability and Business Automobile Liability insurance as described above, which is at least as broad as each of the underlying policies. The minimum limits shall be at least $2,000,000 per occurrence and $2,000,000 aggregate.

1.5	PROPERTY INSURANCE

1.5.1	Provider shall obtain property insurance insuring the Covered Projects on an all-risk, replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value basis, with a combined limit of $10,000,000 in the aggregate. Such coverage shall include equipment breakdown.

1.4	ADDITIONAL INSURANCE PROVISIONS

1.4.1	Before commencing performance of the Accounting Services, the Administrative Services and the System Services, Provider shall furnish the Company with certificates of insurance and endorsements of all required insurance for Provider.

1.4.2	Provider’s Commercial General Liability, Business Automobile Liability and Commercial Liability or Excess Liability insurance policies shall name Company, its members, its Affiliates, and their respective officers, agents, representatives and employees as additional insureds for work performed under or incidental to this Agreement.

1.4.3	The limits of insurance or applicable deductibles shall not limit the liability of Provider or relieve Provider of any liability or financial responsibility.

1.4.4	Any deductible or self-insured retention shall be the responsibility of Provider.

1.4.5	Such insurance as is afforded by any policies contemplated by this Agreement for the benefit of the Company shall be primary and non-contributory as respects any claims, losses or liability arising directly or indirectly from Provider’s operations.

1.4.6	The terms of any policies contemplated by this Agreement shall state that coverage shall not be cancelled except after thirty (30) calendar days’ prior written notice, or ten (10) days’ prior written notice in the event of cancellation for nonpayment of premium, has been given to the Company.

1.4.7.	In the event and for so long as any property insurance (including the limits or deductibles thereof) hereby required by this Exhibit B to be maintained, other than insurance required by law to be maintained, shall not be available on commercially reasonable terms in the commercial insurance market, the Company shall not unreasonably withhold its agreement to waive such requirement to the extent such insurance is not so available or, to the extent applicable, may allow Provider to obtain the best available property insurance comparable to the requirements of this Exhibit B on commercially reasonable terms then available in the commercial insurance market.

EXHIBIT C

COVERED PROJECTS

Job #	Host Customer	kW size	System FMV (price per watt)	Panel Manufacturer	Panel Quantity	Inverter Manufacturer	Inverter Quantity	Performance Test Date	Inspection Date	PTO Receipt Date	Commercial Operation Date

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EXHIBIT D

MONTHLY PERFORMANCE OF PORTFOLIO

Customer ID	Monthly Collection	A/R Aging	Remaining Months on Term

TRANCHE REPORT

Projected Receipts for Month

Actual Receipts for Month

Projected Receipts for Following Month

Projects in Default and Status

Pending Collection Actions and Status

Major Developments

Proposed Extraordinary Actions

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EXHIBIT E

MONTHLY PROJECT OPERATIONS REPORT

Date: MM/DD/YYYY

For the Month Ending on [            ], 20[    ]

1. ITC RECAPTURE
1.1. Has there been a change in ownership of any Covered Project?	Yes	No
If yes, explain:

1.2. Has any Covered Project been taken out of operation?	Yes	No
If yes, explain:

2. OPERATIONS
2.1. Has there been a material default under any Customer Agreement?	Yes	No
If yes, explain:

2.2.  Have Covered Projects been generating sufficient power to support the Base Case Models that were prepared for such Covered Projects at the applicable Purchase Date unless such shortfall would not adversely affect in a material manner the Covered Projects taken as a whole or the Company?

	Yes	No
If no, explain:

2.3.  Are there any major concerns, events or circumstances associated with the operations or maintenance of Covered Projects that would adversely affect in a material manner the Covered Projects taken as a whole or the Company?

	Yes	No
If yes, explain:

2.4. Has there been a distribution of Distributable Cash?	Yes	No
If yes, please include report.

2.5.  Are there (a) to your actual knowledge any alleged or threatened violations of law with respect to the Covered Projects that would adversely affect in a material manner the Covered Projects taken as a whole or the Company or (b) any current or pending lawsuits or legal proceedings?

	Yes	No
If yes, please explain and include copies of the related documentation received.

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2.6. The date the last Covered Project was placed in service (PIS) is	MM/DD/YYYY
Leave blank if not PIS.

3. EQUIPMENT WARRANTY STATUS

3.1.  Have any material warranty claims been made with respect to manufacturer warranties or the installation warranty for Covered Projects that were not disclosed in any previous monthly project operations report?

	Yes	No
If yes, explain:

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EXHIBIT F

QUARTERLY REC GENERATION AND SALES REPORTS

Report Date:

Period:

Transaction Date	Job ID	Certifying Authority	State	Vintage	Quantity	Price per REC	Counterparty	REC Income Recognized*	Cash Collected

*	REC income is recognized upon delivery.

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